Exhibit 10.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Millennium Investment & Acquisition Co. Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Millennium Investment & Acquisition Co. Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2021.
Houston, Texas
October 15, 2021

F-1

Financial Statements.

MILLENNIUM INVESTMENT & ACQUISITION CO. INC.

CONSOLIDATED BALANCE SHEET

Assets:	December 31, 2020
Current assets:
Cash and cash equivalents	$1,895,597
Investment in equity securities (SMC Global Securities)	5,662,706
Other current assets	50,855
Total current assets	7,609,158

Property, plant and equipment:
Millennium HI Carbon (HI)	2,765,000
Millennium Carbon (KY)	139,497
Net property, plant and equipment	2,904,497

Right of use assets - Millennium HI Carbon (HI)	1,403,190
Total assets	$11,916,845

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$222,478
PPP Loan - Millennium HI Carbon (HI)	137,700
Lease Liability - Millennium HI Carbon (HI)	1,024,969
Total current liabilities	1,385,147

Lease Liability - Millennium HI Carbon (HI)	1,399,285
Total Liabilities	$2,784,432

Preferred Stock; par value $0.0001 per share, 5,000 shares authorized, no shares issued and outstanding	-
Common Stock; par value $0.0001 per share, 12,000,000 shares authorized, 10,959,814 shares issued and outstanding	1,096
Paid-in capital	52,400,025
Accumulated Deficit	(43,268,708)
Total Equity	$9,132,413

Total Liabilities and Equity	$11,916,845

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MILLENNIUM INVESTMENT & ACQUISITION CO. INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31,

2020

Operating Expenses
Property taxes	$52,891
General & administrative expense	339,493
Utilities	45,393
Insurance	133,477
State and franchise tax	4,991
Lease expense - Millennium HI Carbon (HI)	190,703
Impairment on property, plant and equipment - Millennium HI Carbon LLC (HI)	6,736,536
Professional fees	75,882
Total Operating Expenses	7,579,366

Net Loss from Operations	$(7,579,366)

Other Income
Dividend income	$114,109
Interest income	901
Unrealized gain on investment in SMC Global Securities	781,469
Realized gain on disposal of SMC Global Securities	156,343
Other Income	30,750
Total Other Income	1,083,572

Net Loss	$(6,495,794)

Net loss per share - basic and diluted	$(0.59)
Weighted average shares outstanding, basic and diluted	10,959,814

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MILLENNIUM INVESTMENT & ACQUISITION CO. INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Year Ended December 31, 2020

					Total
	Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2019	10,959,814	$1,096	$52,400,025	$(36,772,914)	$15,628,207

Net Loss	-	-	-	(6,495,794)	(6,495,794)

Balance at December 31, 2020	10,959,814	$1,096	$52,400,025	$(43,268,708)	$9,132,413

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MILLENNIUM INVESTMENT & ACQUISITION CO. INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended
2020
Operating activities
Net loss	$(6,495,794)

Adjustments to reconcile net loss to net cash used in operating activities
Noncash operating lease expense	58,872
Impairment of property, plant and equipment - Millennium HI Carbon (HI)	6,736,536
Unrealized gain on investment in SMC Global Securities	(781,469)
Realized gain on disposal of SMC Global Securities	(156,343)

Changes in operating assets and liabilities
Accounts payable and accrued expenses	39,404
Lease liability	121,005
Other current assets	4,823
Net cash used in operating activities	(472,966)

Investing activities
Proceeds from disposal of SMC Global Securities	876,808
Acquisition of property, plant and equipment	(647,883)
Net cash used by investing activities	228,925

Financing activities
PPP Loan - Millennium HI Carbon	137,700
Net cash provided by financing activities	137,700

Net decrease in cash and cash equivalents	(106,341)

Cash and cash equivalents, beginning of period	$2,001,938

Cash and cash equivalents, end of period	$1,895,597

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-
Cash paid during the period for income tax	$-
Supplemental disclosure of noncash flow information:
Initial recognition of right of use assets and lease liability	$1,462,062

The accompanying notes are an integral part of these consolidated financial statements.

F-5

1. OPERATIONS & NATURE OF BUSINESS

Millennium Investment and Acquisition Co. Inc., formally known as Millennium India Acquisition Company Inc. (“MILC”, “we”, “our”, the “Company”) is an internally managed, non-diversified, closed-end investment company. During 2020, MILC announced that it was seeking to de-register as an Investment Company that is regulated under Investment Company Act of 1940. MILC is currently seeking an Order (the “Order”) from the SEC declaring that it has ceased to be an Investment Company as it no longer meets the definition of holding itself out as investing in securities but rather has pivoted to focus on direct investments in operating businesses Consequently, these financial statements are presented in accordance with the reporting requirements under the Securities Exchange Act of 1934, as amended.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).”

Principles of Consolidation

The accompanying consolidated financial statements of MILC include the accounts of the Company and its wholly-owned subsidiaries as follows:

Millennium Carbon LLC

Millennium HI Carbon LLC

All intercompany balances have been eliminated in consolidation.

Investment in Equity Securities

Privately held equity securities are recorded at cost and adjusted for observable transactions for same or similar investments of the issuer (referred to as the measurement alternative) or impairment. All gains and losses on privately held equity securities, realized or unrealized, are recorded through gains or losses on equity securities on the consolidated statement of operations.

Loss per Common Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  In periods where the Company has a net loss, the computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as their effect would be anti-dilutive. The Company had no common stock equivalents for the year ended December 31, 2020.

Property, Plant and Equipment

Plant, Property and Equipment is carried at historical cost, net of adjustments for impairment, if any. Development costs, including land, land development, direct costs of construction, equipment, and indirect carrying costs incurred during the development and construction period are capitalized. Capitalization of carrying costs begins when development activities commence and ends when the assets are substantially completed and ready for their intended use.

The Company assesses the carrying value of its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows, expected to be generated from such assets, to their net book value. If net book value exceeds estimated cash flows, the asset is written down to its fair value, determined by the estimated discounted cash flows from such asset. When an asset is retired or sold, its cost and related accumulated depreciation and amortization are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss in our statements of operations in the period in which they occur.

Fair Value

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures its financial assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

o	Level 1 – valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

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o	Level 2 – valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 includes U.S. Treasury, U.S. government and agency debt securities, and certain corporate obligations. Valuations are usually obtained from third party pricing services for identical or comparable assets or liabilities.

o	Level 3 – valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considering counterparty credit risk.

The carrying amounts of MILC’s financial instruments, including cash and cash equivalents, deposits, and accounts payable approximate fair value because of their relatively short-term maturities

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

The Company recognizes the tax benefits/expense of uncertain tax positions only when the position is “more likely than not” to be sustained assuming examination by tax authorities. Management reviewed the tax positions during the year ended December 31, 2020, and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statement of operations. During the year ended December 31, 2020, the Company did not incur any interest or penalties. Generally, tax authorities can examine tax returns filed for the last three years.

Indemnification

Under the MILC’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to MILC. In addition, in the normal course of business, MILC enters into contracts with its vendors and others that provide for general indemnifications. MILC’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against MILC. However, based on experience, MILC expects that risk of loss to be remote.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Covid – 19 Impact

We are monitoring COVID-19 closely, and although our operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the outbreak and its impact on the economic environment is uncertain. Our operations are ongoing as the cultivation of cannabis is currently considered an essential business by the states in which we operate, and the pandemic has not materially impacted our business operations. The uncertain nature of the spread of COVID-19 may impact our business operations for reasons including the potential quarantine of our employees, those of our supply chain partners or a change in our designation as “essential” in states where we operate.

Leases

The Company accounts for leases as required by ASC Topic 842. The guidance requires companies to recognize leased assets and liabilities on the balance sheet and to disclose key information regarding leasing arrangements. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. We determine if an arrangement is a lease at inception.

Impact of New Accounting Standards

The Company has evaluated all recent accounting pronouncements and believes either they are not applicable or that none of them will have a significant effect on the Company’s financial statements.

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3. PROPERTY, PLANT AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020:

Property, plant and equipment:
Millennium HI Carbon LLC (HI)	9,501,536
Less: Millennium HI Carbon LLC (HI) - Impairment	(6,736,536)
Millennium Carbon LLC (KY)	139,497
Net property, plant and equipment	2,904,497

Property, plant and equipment are not in service as of December 31, 2020. As such, no depreciation is recognized for the year ended December 31, 2020. We recognized an impairment loss on the Millennium HI Carbon asset of $6,736,536 for the year ended December 31, 2020 due to uncertainty in the future operations of the plant.

4. INVESTMENTS IN EQUITY SECURITIES

In December 2013, MILC commenced selling its interest in SMC Global with the intent of completely liquidating its position which was completed in June 2021 (see Note 10).

The following is a summary of the sales completed as of December 31, 2020:

Sale Date	Shares	Net Proceeds	Net Price Per Share

12/12/2013	1,131,345	$1,376,890	$1.22

11/19/2015	1,131,345	2,139,011	1.89

4/19/2016	100,000	123,159	1.23
5/6/2016	200,000	246,578	1.23
8/14/2016	300,000	367,949	1.23
11/25/2016	300,000	368,775	1.23

2/17/2017	250,000	301,753	1.21
3/28/2017	250,000	314,952	1.26
6/1/2017	300,000	381,570	1.27
10/2/2017	200,000	250,180	1.25
11/13/2017	200,000	250,316	1.25

1/24/2019	200,000	287,673	1.44
2/19/2019	200,000	288,442	1.44
3/29/2019	900,000	1,337,338	1.49
7/5/2019	200,000	299,057	1.50
10/1/2019	600,000	632,683	1.05
12/10/2019	300,000	317,510	1.06

6/30/2020	300,000	238,026	0.79
10/30/2020	170,000	124,048	0.73
11/9/2020	330,000	240,545	0.73
12/31/2020	371,000	274,189	0.74

Total	7,933,690	$10,160,644	$1.28

F-8

The following is a summary of the sales completed in 2021:

Sale Date	Shares	Net Proceeds	Net Price Per Share

2/17/2021	1,229,000	718,403	0.58
2/18/2021	1,500,000	876,628	0.58
2/23/2021	1,800,000	1,058,315	0.59
2/26/2021	704,690	405,108	0.57
5/19/2021	252,148	249,627	0.99
5/20/2021	200,000	196,000	0.98
5/21/2021	611,971	599,732	0.98
5/24/2021	508,834	498,657	0.98
5/25/2021	344,527	327,301	0.95
5/26/2021	190,000	174,801	0.92
5/27/2021	163,646	157,100	0.96
5/28/2021	322,319	299,757	0.93
6/1/2021	106,555	101,277	0.95

Total	7,933,690	5,662,706	$0.71

As of December 31, 2020, MILC holds 7,933,690 shares of SMC Global. During the year ended December 31, 2020, MILC sold 1,171,000 shares resulting in a realized gain of $156,343 and an unrealized gain on investment of $781,469. The Company is in the process of selling shares of SMC Global to eliminate the position entirely and the liquidation was completed by June 30, 2021.

5. COMMITMENTS AND CONTINGENCIES

Operating Leases

A contract is or contains a lease if the contract conveys the right to control the use of identified property (an identified asset) for a period of time in exchange for consideration.

As of December 31, 2020, the Company’s wholly owned subsidiary, MHC, entered into a ground lease with 14.4 years remaining with two options to renew for an additional 10 years. The exercise of the lease renewal options is generally at MHC’s sole discretion. The Company is certain that the there is no transfer of ownership at the end of the lease term and classified this lease as an operating lease wherein the lease payments are recognized on a straight-line basis over the lease term. Upon adoption of ASC 842 for this lease, the Company recognized a right-of-use asset and lease liability of $1,462,062.

Operating lease right-of-use asset is amortized over the length of the lease. The renewal options are not included in the calculation of its right-of-use assets and lease liabilities, as the Company does not believe that it is reasonably certain at this time that these renewal options will be exercised. Periodically, the Company assesses its lease to determine whether it is reasonably certain that these options and any renewal options could be reasonably expected to be exercised.

In general, the individual lease contract does not provide information about the rate implicit in the lease. Because the Company is not able to determine the rate implicit in its lease, it instead generally uses its incremental borrowing rate to determine the present value of lease liability and has used the interest rate of 10%.

As of December 31, 2020, the scheduled lease payments were as follows:

2021	$168,000
2022	168,000
2023	168,000
2024	168,000
2025	201,600
Thereafter	1,898,401
Total Lease Payments	2,772,001
Less Imputed Interest	(347,747)
Present Value of Future Minimum Lease Payments	2,424,254

F-9

For the year ended December 31, 2020, the operating lease costs were as follows:

Total Lease Cost
Operating Lease Expense	$131,831
Amortization of ROU Asset	58,872
Total Operating Lease Cost	$190,703

Other Contingencies

MHC is currently subject to a lawsuit which involves ownership of a piece of equipment that MHC believes it acquired as part of its original acquisition of the property through the bankruptcy trustee. MHC prevailed in this lawsuit with the court ruling in MHC’s favor and awarding a portion of MHC’s legal fees to MHC. The plaintiff has filed an appeal which is pending. MHC currently does not believe it is likely that the appeal will overturn the ruling of the lower court. MHC also does not believe it has material exposure in the event the ruling at the lower court is not affirmed.

MHC could, from time to time, be involved in additional litigation proceedings arising out of its normal course of business.

6. DEBT

MHC obtained a $137,700 loan from American Savings Bank under the Small Business Administration (SBA) Paycheck Protection Program (“PPP”) in April 2020. Under the terms of the PPP, up to 100% of the loan (and related interest) may be forgiven if the proceeds are used for covered expenses and certain other requirements related to wage rates and maintenance of full-time equivalents are met. MHC has used the funds appropriately and received full forgiveness of the PPP loan from the SBA on May 25, 2021.

7. COMMON STOCK

Our Certificate of Incorporation currently authorizes the issuance of 12,000,000 shares of common stock and 5,000 shares of preferred stock, each with a par value of $0.0001 per share. The total shares outstanding as of December 31, 2020 is 10,959,814.

In November 2013, the Company’s Board of Directors authorized a buyback of up to 800,000 shares of its common stock. Buybacks will be made from time to time based on the view of the Company of its trading price relative to its underlying value and subject to compliance with applicable legal requirements. No buybacks were made during the twelve months ended December 31, 2020.

8. RELATED PARTY TRANSACTIONS

Administrative Fees

(a)	The Board has approved base compensation for the CEO of the Company, David Lesser, at a rate of $10,000 per month from MILC. In addition, the Board approved base compensation for Mr. Lesser at a monthly rate of $10,000 from the wholly owned subsidiary, Millennium HI Carbon, LLC.
(b)	Commencing September 2016, the Board approved payment to an entity affiliated with the CEO of the company, David Lesser, to reimburse such entity for accounting and administrative functions at a rate of $750 per month for each of MILC and Millennium HI Carbon. During the twelve months ended December 31, 2020, the total amount paid to such affiliate of David Lesser was $18,000.

The Company has hired Morrison Cohen, LLP (“MoCo”) as its legal counsel with respect to general corporate matters. A spouse of the Company’s CEO is a partner at Morrison. During the twelve months ended December 31, 2020 the Company paid $8,918 to MoCo. There is no outstanding balance as of December 31, 2020.

MILC may enter into transactions in which directors, officers or employees have a financial interest, provided however, that in the case of a material financial interest, the transaction is disclosed to the Board of Directors to determine if the transaction is fair and reasonable. After consideration of the terms and conditions described herein, the independent directors approved such arrangements having determined such arrangements are fair and reasonable and in the interest of the Company.

F-10

9. INCOME TAXES

The provision for income taxes is comprised of the following for the year ended December 31, 2020:

The provision for income taxes consists of the following:	December 31, 2020
Current
Federal	$-
State and Local	-
Total Current Tax Expense (Benefit)	-

Deferred
Federal	(2,051,611)
State and Local	(586,175)
Total Deferred Tax Expense (Benefit)	(2,637,786)
Less Valuation allowance adjustment	2,637,786
Total Tax Expense (Benefit)	$-

At December 31, 2020, the Company had total net operating loss carry forward of approximately $4.78 million and capital loss carry forwards of approximately $10.04 million for federal income tax purposes available to offset future taxable income as follows. The net operating loss carry forwards arising in tax years before 2018 generally may be carried forward for 20 years. Net operating losses arising in tax years ending after 2017 can be carried forward for five years.

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes and consist of the following:

December 31, 2020
Deferred Tax Assets
Net unrealized loss on investments	$4,944,515
Impairment loss on property, plant and equipment	1,818,864
Capital Loss Carry-forwards	2,710,674
Net Operating Loss Carry-forward	1,290,470
Total Deferred Tax Assets	10,764,523
Less: Valuation Allowance	(10,764,523)
Net Deferred Taxes	$-

A reconciliation of the statutory United States federal tax rate to the Company’s effective income tax rate is as follows:

December 31, 2020
Tax at Federal Statutory Rate	21.0%
Tax at State Rate Net of Federal Benefit	6.0%
Change in Valuation Allowance	(27.0)%
Provision for Taxes	0.0%

Management evaluates the Company’s deferred income tax assets and liabilities to determine whether or not a valuation allowance is necessary. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate future taxable income during those periods in which temporary differences become deductible and/or credits can be utilized. Based on decrease in value of the Company’s investment in SMC Global, and the uncertainty as to when the value will improve enough to allow the Company to recognize gains on the SMC Global investment and enable the Company to utilize its deferred tax assets, the Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2020.

The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from February 14, 2007 (inception) through December 31, 2020. The Company does not expect its unrecognized tax benefit position to change during the next twelve months and is currently unaware of any issues that could result in significant payments, accruals or material deviations from its position. The Company’s tax positions for 2017 to 2020 have been analyzed, and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years.

F-11

10. SUBSEQUENT EVENTS

During the first six months of 2021, MILC has completely liquidated its position of SMC Global and no longer holds any investments in securities. A total of 7,933,690 shares were sold for net proceeds of $5,029,396 which includes India withholding taxes of $633,310. In addition to this, the Company has submitted a claim with the Indian Government for a refund of withholding taxes on these sales. There can be no assurance as to when or how much will be refunded, if any.

As of June 30, 2021, MILC has invested in operating companies with two areas of focus:

1)	Sustainable cultivation of Cannabis in Greenhouses
2)	Activated Carbon

On May 24, 2021, MILC announced that the Company entered into a transaction that represents a new area of focus related to sustainable Cannabis cultivation in greenhouses by investing in a newly formed cannabis operator, Walsenburg Cannabis LLC (“WC”). As part of the transaction, MILC has agreed to lend capital to WC for its business operations and MILC is in the process of obtaining regulatory approvals for holding cannabis licenses in Colorado. Upon receiving regulatory approval, it is contemplated that MILC will own a preferred equity interest that receives a full return of invested capital plus a 12.5% preferred return after which MILC has a 77.5% ownership stake. The remaining subordinated ownership is held by the management of WC. Simultaneous with MILC’s investment, WC entered into a long-term lease (the “Lease”) on an approximately 22.2 acre property including existing greenhouse and processing space (the “Property”). As part of the Lease, the Lessor, a wholly owned subsidiary of Power REIT (ticker: PW), of which David H Lesser, Power REIT’s Chairman and CEO, is also Chairman and CEO of MILC, has agreed to fund the rehabilitation and upgrading of the existing improvements and the construction of additional greenhouse space. Upon completion, the Property will have a total of approximately 102,800 square feet of greenhouse and related space. MILC’s total capital commitment for the project is $750,000. The amount of capital contributed to WC as of the filing date of this report is $572,744.

On June 11, 2021, MILC announced that it has agreed to invest in a newly formed cannabis operator, VinCann LLC (“VC”). As part of the transaction, MILC has agreed to invest $750,000. The investment will take the form of a preferred equity interest that receives a full return of invested capital plus a 12.5% preferred return after which MILC has a 77.5% ownership stake. The remaining subordinated ownership is held by the management team of VC. Concurrent with MILC’s investment, VC entered into a 20-year lease (the “Lease”) for a 9.35 acre plot of land with approximately 40,000 square feet of greenhouse, 3,000 square feet of office space, and 100,000 square feet of fully fenced outdoor growing area with over 20,000 square feet of hoop structures that was purchased by Power REIT.

In May 2021, the Company applied for and received full forgiveness of the PPP loan from the SBA for a total gain on loan forgiveness of $137,700.

On September 8, 2021, MILC announced that it is expanding its sustainable cannabis cultivation activities by establishing operations in Michigan. A new wholly owned subsidiary, Marengo Cannabis LLC, of a newly wholly owned subsidiary of MILC, Millennium Cannabis LLC, was created to execute a long-term lease with Power REIT. The leased property consists of 556,416 square feet of a state-of-the-art greenhouse cultivation facility and is located in Marengo County and is the largest cannabis cultivation facility in Michigan.

Effective October 1, 2021, the Board of Directors approved increasing the reimbursement to the affiliate of the CEO from $1,500 to $5,000 per month based on the increase in administration and accounting support needed for the new investment focus of cannabis cultivation and the Board’s conclusion is it would pay more for such support from a third party. The Board also approved a special one-time payment of $15,000 to such affiliate to cover expenses incurred during the quarter ended September 30, 2021.

On October 1, 2021, MILC amended and restated the Company’s by-laws such that the holders of one-third of the stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at all meetings of the stockholders.

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